Exhibit 10.1

Execution Version

TERMINATION AGREEMENT

This TERMINATION AGREEMENT, dated as of January 2, 2018 (this “Agreement”), is entered into by and among Alipay (UK) Limited, a United Kingdom limited company (“Parent”), Matrix Acquisition Corp., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”) and MoneyGram International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on January 26, 2017, the parties hereto entered into the Agreement and Plan of Merger, which was amended on April 15, 2017 (as amended, the “Merger Agreement”).

WHEREAS, concurrently with the execution of the Merger Agreement, Parent provided to the Company an irrevocable payment guarantee (the “Payment Guarantee”) issued by Citibank, N.A., Hong Kong Branch (the “Issuing Bank”) in the face amount of $45,000,000 for the benefit of the Company;

WHEREAS, the parties to the Merger Agreement have determined that they desire to terminate the Merger Agreement and cancel the Payment Guarantee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1.    Termination of Merger Agreement. Pursuant to Section 7.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated by mutual consent of the parties and shall be of no further force and effect. Concurrently herewith, Parent has deposited in a bank account designated by the Company immediately available funds in the amount of $30 million, and in consideration thereof, the parties agree that no other termination fees or other amounts are or will be payable to each other under the Merger Agreement. The parties have determined that the termination of the Merger Agreement is in their mutual benefit and there shall be no further liability or obligation on the part of any of the parties with respect to the Merger Agreement and the transactions contemplated thereby, other than as expressly forth in this Agreement. For the avoidance of doubt, the Confidentiality Agreement, dated November 11, 2016 as amended from time to time, between the Company and API (Hong Kong) Investment Limited and the Confidentiality Agreement, dated January 12, 2017 as amended from time to time, between the Company and Guarantor (collectively, the “Confidentiality Agreements”) shall each continue to remain in full force and effect in accordance with their respective terms.

2.    Cancellation of the Payment Guarantee. Concurrently with, or as soon as possible immediately after, the execution and delivery of this Agreement, the Company has delivered, or will deliver, to the Issuing Bank the original executed Payment Guarantee. The Company has not made and agrees not to make any demands for payment from the Issuing Bank under the Payment Guarantee and, as promptly as practicable after the date hereof, the Company shall execute a discharge letter in accordance with instructions from the Issuing Bank and the Company and Parent shall take any other actions required to cause the Issuing Bank to cancel the Payment Guarantee.

3.    Money Transfer Change of Control Filings. The parties agree to cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to withdraw all Money Transfer Change of Control Filings and provide notice to the applicable Governmental Entities of the termination of the Merger Agreement and the transactions contemplated thereby. Each of the Company and Parent shall reasonably cooperate with the other party to ensure that such actions do not adversely impact any licenses, governmental approvals or other authorizations (or applications thereof) of Parent or the Company, as applicable, or their respective affiliates (as defined in the Merger Agreement).

4.    Strategic Business Cooperation. Following the execution of this Agreement, the parties hereto and their respective affiliates agree to work collaboratively to explore and develop non-exclusive strategic initiatives with respect to bringing together their capabilities in the remittance and digital payments markets to provide their respective customers with user friendly, rapid response and low-cost money transfer services into China, India, the Philippines, and other markets that may be mutually agreed by the parties. Such collaboration is intended to mutually benefit the parties hereto by seeking to increase their remittance volumes and market share and is not intended for the benefit of any third party. Examples of such efforts to cooperate could include the matters described in Exhibit A hereto.

5.    Release of Claims.

(a)    The Company, for and on behalf of itself and the Company Related Parties, hereby fully releases and discharges Parent, Merger Sub, Guarantor and all Parent Related Parties from any and all liability, claims, actions, causes of action, obligations, demands, costs, damages, expenses, fees and charges of whatever nature (“Claims”), known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, in connection with, arising out of or relating to the Merger Agreement or the transactions contemplated thereby, including (i) any Claim that the Company is entitled to the Parent Termination Fee or the Parent Regulatory Termination Fee, (ii) any acts, omissions, disclosures or communications related to the Merger Agreement or the transactions contemplated thereby and (iii) any acts, omissions, disclosures or communications related to the termination of the Merger Agreement and the negotiation of this Agreement (the “Company Released Claims”); provided that, for the avoidance of doubt, no party hereto shall be released from any breach, non-performance, action or failure to act under this Agreement or the Confidentiality Agreements occurring on or after the date hereof.

(b)    Parent, Merger Sub and Guarantor, for and on behalf of themselves and the Parent Related Parties, hereby fully release and discharge the Company and all Company Related Parties from any and all Claims, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, in connection with, arising out of or relating to the Merger Agreement or the transactions contemplated thereby, including (i) any Claim that Parent is entitled to the Termination Fee, (ii) any acts, omissions, disclosures or communications related to the Merger Agreement or the transactions contemplated thereby and (iii) any acts, omissions, disclosures or communications related to the termination of the Merger Agreement and the

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negotiation of this Agreement (the “Parent Released Claims” and together with the Company Released Claims, the “Released Claims”); provided that, for the avoidance of doubt, no party hereto shall be released from any breach, non-performance, action or failure to act under this Agreement or the Confidentiality Agreements occurring on or after the date hereof.

(c)    With respect to the Released Claims, the parties, for and on behalf of themselves and the Parent Related Parties and Company Related Parties, as applicable, expressly waive, to the fullest extent permitted by Law, the provisions, rights, and benefits of § 1542 of the California Civil Code (and any similar Law of any other state, territory or jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)    Each of the parties hereto covenant, on behalf of itself and the Company Related Parties, in the case of the Company, or the Parent Related Parties, in the case of Parent, Merger Sub and Guarantor, not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim, or counterclaim.

6.    Publicity. The initial press release concerning this Agreement and the termination of the Merger Agreement shall be a joint press release in the form agreed by the parties hereto as set forth on Exhibit B. From the date of this Agreement until December 31, 2018, each of Parent and the Company shall consult with each other before issuing any press release or public statement with respect to this Agreement and the termination of the Merger Agreement or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without obtaining the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Law or the rules and regulations of NASDAQ. Nothing in this Section 6 shall limit the ability of any party hereto to make additional disclosures that are consistent in all material respects with the prior permitted public disclosures regarding the transactions contemplated by this Agreement.

7.    Non-Disparagement. From the date of this Agreement until December 31, 2018, except as required by applicable Law or the rules or regulations of any Governmental Entity or by the order of any court of competent jurisdiction, or in connection with any Claim not prohibited hereby, no party hereto shall, directly or indirectly, make any public statements or any private statements to third parties (in each case, oral or written) that could reasonably be understood as disparaging the business or conduct of the other parties hereto or their respective affiliates (or other Company Related Parties or Parent Related Parties, as applicable).

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8.    Representations and Warranties of the Company.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Merger Sub and Guarantor) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)    No consents, authorizations or approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

(c)    Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (ii) violate, conflict with, require a payment under, result in a breach of any provision of or the loss of any benefit under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected.

9.    Representations and Warranties of Parent, Merger Sub and Guarantor.

(a)    Each of Parent, Merger Sub and Guarantor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent, Merger Sub and Guarantor of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of Parent, Merger Sub or Guarantor, as applicable, and no other corporate or stockholder proceedings, on the part of Parent, Merger Sub and Guarantor are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Guarantor and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, Merger Sub and Guarantor, enforceable against Parent, Merger Sub and Guarantor in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)    No consents, authorizations or approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent, Merger Sub, Guarantor or any of their Subsidiaries in connection with the execution, delivery or performance by Parent, Merger Sub and Guarantor of this Agreement or the consummation of the transactions contemplated hereby.

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(c)    Neither the execution, delivery or performance of this Agreement by Parent, Merger Sub and Guarantor nor the consummation by Parent, Merger Sub and Guarantor of the transactions contemplated hereby, will (i) violate any Law applicable to Parent, Merger Sub or Guarantor, any of their respective Subsidiaries or any of their respective properties, rights or assets or (ii) violate, conflict with, require a payment under, result in a breach of any provision of or the loss of any benefit under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or Guarantor or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected.

10.    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Each party hereto acknowledges and agrees that each of the Company Related Parties and Parent Related Parties are express third party beneficiaries of the releases and covenants not to sue contained in Section 5 of this Agreement and are entitled to enforce rights under such sections to the same extent that such persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any person other than the parties hereto any rights or remedies hereunder.

11.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

12.    Jurisdiction; Service of Process; Waiver of Jury Trial

(a)    Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Guarantor, Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof. Each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. Each of the parties irrevocably consents to the service of process

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out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified in the Merger Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b)    EACH OF PARENT, MERGER SUB, THE COMPANY AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF GUARANTOR, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

13.    Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity. Each of the parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

14.    Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

ALIPAY (UK) LIMITED

By:	/s/ Leiming Chen
Name:	Leiming Chen
Title:	Director

MATRIX ACQUISITION CORP.

By:	/s/ Leiming Chen
Name:	Leiming Chen
Title:	Director

ALIPAY (HONG KONG) HOLDING LIMITED

By:	/s/ Leiming Chen
Name:	Leiming Chen
Title:	Director

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ F. Aaron Henry
Name:	F. Aaron Henry
Title:	Executive Vice President, General Counsel and Corporate Secretary

Signature Page to the Termination Agreement

Exhibit A

Strategic Business Cooperation

Examples of cooperation efforts described in Section 4 of this Agreement could include:

•	Assessment and exploration of opportunities to combine the parties’ capabilities and customer relationships on both sides of remittance transactions, in a manner that would substantially increase their remittance volumes and market shares between the major “send” markets, such as the United States, and the major “receive” markets, such as China, India and the Philippines.

•	Active cooperation by Ant Financial with MoneyGram to evaluate opportunities to leverage its strong, digitally-enabled Alipay customer base in China with over 520 million users and the capabilities of its partners, such as Paytm in India and GCash in the Philippines to increase MoneyGram’s remittance volume to these large receive end customer bases. Access to these digitally enabled customer wallets on the receive side could facilitate a reduction in distribution costs for MoneyGram and an improvement in transaction processing time.

•	Ant Financial’s (a) encouragement to its partners (including, but not limited to, Paytm, GCash and KakaoPay) to connect with the MoneyGram money transfer network, and (b) exploration and seeking to develop opportunities to partner with the Company to promote sends to and receives into Alipay wallets from the Company’s locations and online services. In connection with the foregoing and subject to local regulatory requirements, Ant Financial may work with the MoneyGram to assess the opportunities for direct integration where feasible.

Exhibit B

Press Release

MONEYGRAM AND ANT FINANCIAL ANNOUNCE

TERMINATION OF AMENDED MERGER AGREEMENT

Companies Commit to New Strategic Cooperation to Enable Consumers to Enjoy Better Remittance Services Worldwide

DALLAS and HANGZHOU, China, January 2, 2018 — MoneyGram (NASDAQ: MGI) and Ant Financial Services Group today announced that they have mutually agreed to terminate their Amended Merger Agreement following the inability of the companies to obtain the required approval for the transaction from the Committee on Foreign Investment in the United States (“CFIUS”), despite extensive efforts to address the Committee’s concerns. MoneyGram and Ant Financial also announced that they plan to work together on new strategic initiatives in the remittance and digital payments markets that will help each company achieve its objective of enabling consumers around the world to enjoy better money transfer services.

Alex Holmes, Chief Executive Officer of MoneyGram, said, “The geopolitical environment has changed considerably since we first announced the proposed transaction with Ant Financial nearly a year ago. Despite our best efforts to work cooperatively with the U.S. government, it has now become clear that CFIUS will not approve this merger. We are disappointed in the termination of this compelling transaction, which would have created significant value for our stakeholders. The MoneyGram Board and management team greatly appreciate the significant time and energy that so many of our colleagues have devoted to trying to complete the transaction.”

Under the new strategic business cooperation, MoneyGram and Ant Financial will explore and develop initiatives to bring together their capabilities in remittance and digital payments to provide their respective customers with user-friendly, rapid-response and low-cost money transfer services into China, India and the Philippines, among other Asian markets, as well as in the U.S. and other key regions around the world.

Mr. Holmes continued, “While we are disappointed by this outcome, we are confident in the future of MoneyGram and are excited about the benefits of our future cooperation with Ant Financial. By increasing access to digitally enabled customer wallets on the receiving side, we will be able to reduce distribution costs and improve transaction processing time. Together with Ant Financial, we hope to be the preferred money transfer option globally, and we look forward to bringing the considerable benefits of this collaboration to all of our stakeholders, including stockholders, customers, agents and employees.”

Doug Feagin, President of Ant Financial International, said, “We remain excited and encouraged about Ant Financial’s future prospects around the world as we continue to establish new partnerships and pursue opportunities that bring innovative services to our ecosystem. Establishing this new strategic cooperation with MoneyGram will add a partner with global remittance capabilities to our ecosystem and, while Ant Financial won’t have a direct ownership relationship with MoneyGram, we look forward to working closely with the MoneyGram team to make our platform even more accessible – particularly to unbanked and underserved communities globally – and create even better experiences for our customers.”

As previously announced on April 16, 2017, MoneyGram and Ant Financial entered into an amended merger agreement under which Ant Financial would acquire all of the outstanding shares of MoneyGram for $18.00 per share in cash. In accordance with the Merger Agreement, simultaneous with termination of the agreement, Ant Financial paid MoneyGram a $30 million termination fee.

MoneyGram will provide additional financial and operational information during its fourth quarter 2017 earnings call.

About MoneyGram

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

About Ant Financial

Ant Financial Services Group is focused on serving small and micro enterprises, as well as individuals. Ant Financial is dedicated to bringing the world more equal opportunities through building a technology-driven open ecosystem and working with other financial institutions to support the future financial needs of society. Businesses operated by Ant Financial Services Group include Alipay, Ant Fortune, Zhima Credit and MYbank.

For more information on Ant Financial, please visit our website at www.antfin.com; or follow us on Twitter @AntFinancial.

Forward-Looking Statements

This press release contains forward-looking statements, which may include projections of future results of operations, financial condition or business prospects. Actual results of operations, financial condition or business prospects may differ from those expressed or implied in these forward-looking statements for a variety of reasons, including but not limited to the ability of MoneyGram and Ant Financial to successfully bring together and market to customers capabilities in remittance and digital payments or realize material benefits from their strategic cooperation efforts, the possibility of adverse impacts resulting from the termination of the merger agreement with Alipay (UK) Limited, market demand, global economic conditions, adverse industry conditions, legal proceedings, the ability to effectively identify and enter into new markets, governmental regulation, the ability to retain management and other personnel, and other economic, business or competitive factors. Additional information concerning factors that could cause results to differ materially from those in the forward-looking statements is contained from time to time in MoneyGram’s SEC filings. The forward-looking statements in this release reflect the current belief of MoneyGram as of the date of this release. MoneyGram undertakes no obligation to update these forward-looking statements for events or circumstances that occur subsequent to such date.

MoneyGram Contact

Investor Relations:

Suzanne Rosenberg

214-979-1400

ir@moneygram.com

Media Relations:

Michelle Buckalew

+1 214-979-1418

media@moneygram.com

Michael Freitag / Joseph Sala / Viveca Tress

Joele Frank, Wilkinson Brimmer Katcher

Phone: +1 212-355-4449

Ant Financial Contact

USA: Sard Verbinnen & Co

Paul Kranhold / Reze Wong / Andrew Duberstein

+1 415 618 8750 / +1 212 687 8080

pkranhold@sardverb.com / rwong@sardverb.com / aduberstein@sardverb.com

China: Sard Verbinnen & Co

Rick Carew / Yin Ai

+852 3899 6630

rcarew@sardverb.com / yai@sardverb.com